                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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                           INSTEEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            INSTEEL INDUSTRIES, INC.
                                1373 Boggs Drive
                       Mount Airy, North Carolina  27030


                             ______________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               February 13, 1996

                               __________________



         The Annual Meeting of Shareholders of Insteel Industries, Inc., will be held on Tuesday, February 13, 1996, at 10:00 A.M., at the Insteel Industries, Inc., Corporate Office, 1373 Boggs Drive, Mount Airy, North Carolina, for the following purposes:

1. To elect three directors of the Company for a three-year term as set forth in the accompanying Proxy Statement.

2.       To transact such other business as may be brought before the meeting.

         Shareholders of record at the close of business on December 18, 1995, are entitled to notice of and to vote at the meeting.


                                              By Order of the Board of Directors



                                              Gary D. Kniskern
                                              Secretary



Mount Airy, North Carolina
January 2, 1996



IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY, SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                            INSTEEL INDUSTRIES, INC.
                                1373 Boggs Drive
                       Mount Airy, North Carolina  27030


                             ______________________

                                PROXY STATEMENT

                             ______________________


         This Proxy Statement is first being sent to shareholders on or about January 2, 1996, in connection with the solicitation of Proxies for use at the Annual Meeting of Shareholders of Insteel Industries, Inc. (the "Company"), to be held on Tuesday, February 13, 1996, and at any adjournment thereof.

         Unless authorization is withheld, the accompanying Proxy will be voted in favor of the three nominees named below to serve as directors of the Company. The nominees are presently serving as directors of the Company.



                             ELECTION OF DIRECTORS

         The Company's Bylaws provide that the number of directors, as determined from time to time by the Board of Directors, shall be not less than nine nor more than fifteen. The Board of Directors has fixed the number of directors at ten. The Bylaws further provide that directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in numbers as possible.

         The Board of Directors has nominated the persons named below to serve a three-year term expiring at the 1999 Annual Meeting of Shareholders or until their successors are elected and qualify. Other directors will continue in office as indicated.

         It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the Proxy to vote for such other person or persons to the office of director as the Board of Directors may recommend.

NOMINEES TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 1999:

         John E. Woltz, 69, a brother of Howard O. Woltz, Jr., has been a director of the Company since 1958. Mr. Woltz served as Director (1950-1988), Chairman of the Board (1975-1988), President (1958-1984) and Chief Executive Officer (1984-1988) of Quality Mills, Inc., which, until its acquisition on December 6, 1988, by Russell Corporation, was a publicly held corporation engaged in the business of manufacturing and marketing knit wearing apparel and fabrics. He is currently retired. Mr. Woltz serves on the Executive Compensation Committee of the Company's Board of Directors.

         W. Allen Rogers, II, 49, has been a Managing Director of KPMG BayMark Capital LLC, an independent investment banking firm in strategic alliance with KPMG Peat Marwick LLP, since August 1995. Prior to August 1995, Mr. Rogers served as a Senior Vice President of Interstate/Johnson Lane Corporation (1986-1995), and a director of Interstate/Johnson Lane Corporation and managing director of that firm's corporate finance department (1990-1995).

         Joseph D. Noell, III, 55, has been a director of the Company since 1991, and he currently serves as President of the Insteel Wire Products Division of Insteel Wire Products Company, the Company's operating subsidiary. Mr. Noell began his employment with the Company as Vice-President-Commercial of Rappahannock Wire Company and, from 1989 to 1993 as president of that subsidiary. From 1991 to 1993 he also served as president of two other subsidiaries both of which merged in 1993 with Rappahannock Wire to become Insteel Wire Products Company.


DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS IN 1998:

         Howard O. Woltz, Jr., 70, has been employed by the Company and its predecessors in various capacities for more than 35 years and has been a director and Chairman of the Board since 1958 and was President from 1958 to 1968 and from 1974 to 1989. A licensed attorney, Mr. Woltz also served as a Vice President (1950-1988), General Counsel (1951-1988) and a director (1951-1988) of Quality Mills, Inc., which, until its acquisition on December 6, 1988, by Russell Corporation, was a publicly held corporation engaged in the business of manufacturing and marketing knit wearing apparel and fabrics.

         Thomas J. Cumby, 68, was employed by the Company and its predecessors in various capacities for 27 years and was Executive Vice President of the Company in charge of the Precast Division from 1975 until March of 1988 when the Precast Division was sold. He has been a director of the Company since 1974. Mr. Cumby remained in Mount Airy, N.C., with the precast operation that became Exposaic Industries, Inc. of North Carolina. He currently is an independent architectural concrete consultant.

         C. Richard Vaughn, 56, a director of the Company since 1991, has been employed since 1967 by John S. Clark Company, Inc., a general building contracting company. Mr. Vaughn served as Vice President of John S. Clark from 1967-1970, President from 1970-1988 and Chairman of the Board and CEO from 1988 to the present. He also is Chairman of Riverside Building Supply, Inc. Mr. Vaughn serves as Chairman of the Executive Compensation Committee of the Company's Board of Directors.

         Louis E. Hannen, 57, served Wheat, First Securities, Inc., in Richmond, Virginia, in various capacities from 1975 until his retirement in December of 1993 at which time he was Senior Vice President. Mr. Hannen had 30 years of experience in the securities analysis and research field starting with the U.S. Securities and Exchange Commission in 1963. Mr. Hannen then worked for Craigie and Company in Richmond (1965-1970) and Legg Mason in Baltimore (1970-1975) before joining Wheat, First Securities. Mr. Hannen serves as Chairman of the Audit Committee of the Company's Board of Directors.


DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF SHAREHOLDERS IN 1997:

         H. O. Woltz III, 39, a son of Howard O. Woltz, Jr., and a nephew of John E. Woltz, has been employed by the Company and its subsidiaries in various capacities since 1978, and has been a director of the Company since 1986. From 1981 until August 1989, he served as President of Rappahannock Wire Company, a subsidiary of the Company. He served as Vice President of the Company from September 1988 to August 1989, when he was elected President and Chief Operating Officer. He was elected Chief Executive Officer in February 1991. Mr. Woltz also serves as President of Insteel Wire Products Company, the Company's operating subsidiary.

         Frances H. Johnson, 75, has been a director of the Company since 1982. She and members of her family have been investors in and have served as directors of the Company and its predecessors since 1958. She and members of her family own and manage Johnson Concrete Company, Salisbury, North Carolina (a manufacturer of concrete block and pipe), of which she is President; Carolina Stalite Company (a manufacturer of expanded slate), of which she is managing partner; and B.V. Hedrick Gravel & Sand Co. (a producer of gravel, sand and crushed stone), of which she is a director.

         Charles B. Newsome, 58, has been a director of the Company since 1982. He is Executive Vice President and General Manager of Johnson Concrete Company and General Manager of Carolina Stalite Company, with which he has been affiliated for more than 20 years. Mr. Newsome serves on the Audit Committee of the Company's Board of Directors.

                             PRINCIPAL SHAREHOLDERS

         As of December 18, 1995, to the knowledge of management, the only persons owning beneficially more than five percent (5%) of the Company's Common Stock, its only class of voting security, are as follows:

                                                                Amount and Nature of              Percent of
       Name and Address of Beneficial Owner                   Beneficial Ownership (1)               Class
-----------------------------------------------------        ----------------------------        --------------
 Howard O. Woltz, Jr.                                                 700,916  (2) (3)                   8.3%
   819 Greenhill Road
   Mount Airy, NC

 Frances H. Johnson                                                   679,137  (4)                       8.1%
   1235 West Henderson Street
   Salisbury, NC

 John E. Woltz                                                        641,074  (2) (5)                   7.6%
   815 Greenhill Road
   Mount Airy, NC

 Johnson Concrete Company                                             620,263  (4)                       7.3%
   P. O. Box 1037
   Salisbury, NC
-------------------------------------

(1) Except as otherwise indicated, each shareholder has sole voting and sole investment power with respect to the shares beneficially owned by such shareholder. The numbers shown include shares obtainable within 60 days of December 18, 1995, upon the exercise of stock options.

(2) The shares shown as being beneficially owned by John E. Woltz and Howard O. Woltz, Jr., include 145,845 shares (1.7%) held by two trusts of which they and a bank are trustees. The trustees share voting and investment power with respect to such shares.

(3) Includes 107,990 shares owned by the wife of Howard O. Woltz, Jr., beneficial ownership of which is disclaimed.

(4) Johnson Concrete Company owns of record 620,263 shares of the Company's Common Stock. These shares are beneficially owned by Frances H. Johnson, who is President of Johnson Concrete Company, and as such, has voting and dispositive power over the shares of the Company's Common Stock owned of record by such company. Johnson Concrete Company is owned by Mrs. Johnson and her four children.

(5) Includes 7,751 shares owned by the wife of John E. Woltz, beneficial ownership of which is disclaimed.

                        SECURITY OWNERSHIP OF MANAGEMENT

         As of December 18, 1995, directors, nominees for director and executive officers of the Company beneficially own shares of the Company's Common Stock as follows:

                                                                Amount and Nature of              Percent of
            Name of Individual or Group                       Beneficial Ownership (1)               Class
--------------------------------------------------           --------------------------          ------------
 Thomas J. Cumby                                             20,983                                Less than
                                                                                                      1%

 Louis E. Hannen                                             12,088                                Less than
                                                                                                      1%
 Frances H. Johnson                                          See "Principal
                                                             Shareholders."

 Charles B. Newsome                                          42,321                                Less than
                                                                                                      1%
 Joseph D. Noell, III                                        46,059                                Less than
                                                                                                      1%

 W. Allen Rogers, II                                         11,997                                Less than
                                                                                                      1%

 C. Richard Vaughn                                           24,616                                Less than
                                                                                                      1%
 Howard O. Woltz, Jr.                                        See "Principal
                                                             Shareholders."

 H. O. Woltz III                                             343,613           (2)                   4.1%

 John E. Woltz                                               See "Principal
                                                             Shareholders."

 Gary D. Kniskern                                            136,851           (2)                   1.6%


 Michael C. Gazmarian                                        133,278           (2)                   1.6%

 All directors, nominees for director and                    2,403,134         (2)                   28.3%
 executive officers of the Company as a group (a
 total of 12 persons)
--------------------------------------

(1) Except as otherwise indicated, each director, nominee for director and executive officer has sole voting and sole investment power with respect to the shares beneficially owned by such shareholder. The numbers shown include shares obtainable within 60 days of December 18, 1995, upon the exercise of stock options.

(2) Includes 121,977 shares owned by the Company-sponsored Employee Stock Ownership Plan. H. O. Woltz III, Gary D. Kniskern and Michael C. Gazmarian are trustees for the plan and, as such, are beneficial owners and share voting power with respect to the shares.

                             EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION COMMITTEE REPORT

         The Executive Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program and works with management in developing and implementing new programs as well as making appropriate changes to existing programs. The Company's existing executive compensation program is comprised of the following elements:

         1.      Base salaries
         2.      Annual incentive plan
         3.      Long-term incentive plan (stock options)


Base Salaries

         During 1993, the Committee engaged a compensation consulting firm to study the relationships of the Company's executive base salaries to comparable companies and to broad-based survey information. The Committee concluded that executive base salaries should be set at approximately 64% of the median market level as indicated by the published survey data studied. The Committee made this recommendation to encourage performance and to maintain competitive compensation. The Committee believes this program will allow the Company to retain key executives and to compete effectively for executive management expertise.

         For the calendar year 1995, the Committee recommended and the Board of Directors approved no salary increases to the executive officers, Howard O. Woltz, Jr., Chairman of the Board, H. O. Woltz, III, President and CEO, and Gary D. Kniskern, Vice President-Administration and Secretary. At the annual director's meeting, Michael C. Gazmarian was elected Treasurer at his annual salary of $85,000. At the quarterly director's meeting in August, upon recommendation by the Committee and approval by the Board of Directors, Mr. Gazmarian's salary was increased to $95,000 annually.


Annual Incentive Compensation

         The Company has in effect an annual bonus plan under which executive officers receive a percentage of their salary as a cash bonus after return on equity exceeds 10%. An executive officer may receive up to a maximum of 50% of base compensation if return on beginning equity is 25% or greater. Based on return on beginning equity for fiscal 1994, no executive bonuses were paid out. Based on return on beginning equity for fiscal 1995, no executive bonuses will be paid under this plan.

Long-term Incentive Plan (Stock Options)

         At the Annual Meeting of Shareholders, February 7, 1995, shareholders approved the 1994 Employee Stock Option Plan of Insteel Industries, Inc. At the annual director's meeting, the Committee recommended and the Board of Directors approved a plan for top level management personnel, which includes executive officers, to issue regular grants of stock options, whereby executive officers would receive stock options with market value of $50,000 annually in semi-annual installments in February and August. During 1995, executive officers each received option grants totaling 6,508 shares of the Company's Common Stock.

         The Committee believes that the executive compensation program should be weighted heavily toward performance-based awards, with conservative base salaries. The Company believes its return on equity bonus plan and its incentive stock option plan fulfill this objective.


Specifics of 1995 CEO Compensation

         During 1995, the compensation of the Chief Executive Officer, H. O. Woltz III, consisted of the following:

                 Base salary of $204,080.

                 In 1995, Mr. Woltz received no payment from the annual incentive plan as return on equity did not reach the minimum requirement for the plan.

                 Mr. Woltz received a grant of stock options for 6,508 shares of the Company's Common Stock during fiscal 1995.


Policy with Respect to the $1 Million Deductible Limit

         During 1993, Section 162(m) was added to the Internal Revenue Code (the "Code") that generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. No executive receives compensation in excess of $1 million; and therefore, there are no compensation amounts that are nondeductible at present. The Committee will monitor the applicability of this section of Code to the Company's compensation program.

                                        Executive Compensation Committee

                                        C. Richard Vaughn
                                        John E. Woltz

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Compensation Committee is comprised of C. Richard Vaughn, Chairman, and John E. Woltz. C. Richard Vaughn is Chairman of the Board of John S. Clark Company, Inc. ("Clark"), a general building contractor located in Mount Airy, North Carolina, and doing business throughout the southeastern United States. During fiscal 1995, Clark started construction of a new manufacturing facility for the Company in Andrews, South Carolina, for production of collated fasteners. Payments made to Clark during fiscal 1995 amounted to $485,000. In the past Clark has built manufacturing facilities and offices for the Company as well as several additions and renovations.


SUMMARY COMPENSATION TABLE

         The table below provides information regarding the cash compensation paid by the Company for services in all capacities during the years ended September 30, 1995, 1994 and 1993 to all executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                                            All Other
                                                                                                           Compensation
                                                                                                        (Split-Dollar Life
                                                                                       Long-Term         Insurance, ESOP,
                                                                                      Compensation         Supplemental
                                                         Annual Compensation             Awards          Insurance, ESOP,
                                                        ------------------------------------------         Supplemental
                                                                                      Securities        Retirement, Group
  Name and                                  Fiscal       Salary        Bonus          Underlying            Term Life
  Principal Position                         Year         ($)           ($)           Options (#)        Insurance)($)(1)
  -----------------------------------------------------------------------------------------------------------------------
  Howard O. Woltz, Jr.                       1995        164,080        -                  6,508                  3,451
  Chairman of the Board                      ----------------------------------------------------------------------------
                                             1994        163,400        -                 12,000                  2,660
                                             ----------------------------------------------------------------------------
                                             1993        140,000       26,600                                     4,115
  -----------------------------------------------------------------------------------------------------------------------
  H. O. Woltz III                            1995        204,080        -                  6,508                    225
  President and Chief Executive              ----------------------------------------------------------------------------
  Officer                                    1994        203,400        -                 12,000                  3,533
                                             ----------------------------------------------------------------------------
                                             1993        142,000       26,980                                     3,967
  -----------------------------------------------------------------------------------------------------------------------
  Gary D. Kniskern                           1995        106,080        -                  6,508                    481
  Vice President-Administration and          ----------------------------------------------------------------------------
  Secretary                                  1994        105,400        -                 12,000                  2,381
                                             ----------------------------------------------------------------------------
                                             1993         92,700       17,780                                     2,764
  -----------------------------------------------------------------------------------------------------------------------
  Michael C. Gazmarian                       1995         87,083        -                  6,508                    198
  Treasurer - Chief Financial Officer        ----------------------------------------------------------------------------
                                             1994           -           -                 20,000
=========================================================================================================================


(1) Represents the current dollar value of the benefit to the executive officer of the remainder of the premium paid by the Company during the fiscal year under its Split Dollar Life Insurance Plan.

STOCK OPTION GRANTS

         The table below provides information regarding stock options granted to executive officers of the Company during fiscal 1995:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                    Individual Grants                                          Potential Realizable Value at
-------------------------------------------------------------------------------------------    Assumed Annual Rates of Stock
                                 Number of       Percent of                                        Price Appreciation for
                                Securities     Total Options                                             Option Term
                                Underlying      Granted to      Exercise or                    ------------------------------
                                 Options        Employees in    Base Price      Expiration
            Name                 Granted        Fiscal Year      ($/Share)         Date                5% ($)        10% ($)
-----------------------------------------------------------------------------------------------------------------------------
 Howard O. Woltz, Jr.               3,175            5.2%         $7.875         2/07/05           $15,724.33      $39,848.54
                                    -----------------------------------------------------------------------------------------
                                    3,333            5.4%         $7,500         8/15/05           $15,720.79      $39,839.58
-----------------------------------------------------------------------------------------------------------------------------
 H. O. Woltz III                    3,175            5.2%         $7.875         2/07/05           $15,724.33      $39,848.54
                                    -----------------------------------------------------------------------------------------
                                    3,333            5.4%         $7.500         8/15/05           $15,720.79      $39,839.58
-----------------------------------------------------------------------------------------------------------------------------
 Gary D. Kniskern                   3,175            5.2%         $7.875         2/07/05           $15,724.33      $39,848.54
                                    -----------------------------------------------------------------------------------------
                                    3,333            5.4%         $7.500         8/15/05           $15,720.79      $39,839.58
-----------------------------------------------------------------------------------------------------------------------------
 Michael C. Gazmarian               3,175            5.2%         $7.875         2/07/05           $15,724.33      $39,848.54
                                    -----------------------------------------------------------------------------------------
                                    3,333            5.4%         $7.500         8/15/05           $15,720.79      $39,839.58
=============================================================================================================================



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

         The table below provides information regarding stock options exercised during fiscal 1995 and the value of options outstanding at September 30, 1995, for all executive officers of the Company:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                             Shares                      Number of Securities
                            Acquired                    Underlying Unexercised         Value of Unexercised in-the-Money
                               on         Value      Options at Fiscal Year-End (#)    Options at Fiscal Year-End ($)
                            Exercise     Realized    -------------------------------------------------------------------
           Name                (#)         ($)         Exercisable    Unexercisable     Exercisable       Unexercisable
------------------------------------------------------------------------------------------------------------------------
  Howard O. Woltz, Jr.          -           -               6,101           12,407             -                   -
------------------------------------------------------------------------------------------------------------------------
  H. O. Woltz III             3,294       $3,020           12,955           12,407          $10,105                -
------------------------------------------------------------------------------------------------------------------------
  Gary D. Kniskern              -           -               6,101           12,407             -                   -
------------------------------------------------------------------------------------------------------------------------
  Michael C. Gazmarian          -           -               9,301           17,207             -                   -
========================================================================================================================

PENSION PLAN

         The Company has a pension plan for all of its employees. Upon an employee's retirement at age 65 (or, at the employee's option, up to 10 years earlier with a minimum of 15 years of service), the plan provides for annual retirement benefits equal to 0.6% of the participant's final average compensation for each year of creditable service, plus 0.55% of the participant's final average compensation in excess of current year's covered compensation for each year of creditable service not to exceed 35 years. Final average compensation is the five highest consecutive plan years within the last 10 plan years during which the participant worked as an employee. Bonus income is excluded. Retirement benefits are paid in monthly installments, using one of several forms of annuity at the employee's election. Lump sum or other forms of payment may be made with the consent of the Benefits Committee administering the plan, subject to restrictions specified in the plan. Messrs. Kniskern, Gazmarian and H. O. Woltz III are members of the Benefits Committee.

         The following table presents estimated annual benefits payable from the plan upon normal or delayed retirement to persons in specified remuneration and years of credited service classifications. The amounts shown assume the current maximum social security benefit and that an election has been made for benefits to be payable for the employee's life only.

                              PENSION PLAN TABLE

                                                                     Years of Service
 Remuneration ($)                        15               20                25                30               35
-------------------------------------------------------------------------------------------------------------------
 125,000                               19,425           25,900            32,375            38,850           45,325
-------------------------------------------------------------------------------------------------------------------
 150,000                               23,738           31,650            39,563            47,475           55,388
-------------------------------------------------------------------------------------------------------------------
 175,000                               23,738           31,650            39,563            47,475           55,388
-------------------------------------------------------------------------------------------------------------------
 200,000                               23,738           31,650            39,563            47,475           55,388
-------------------------------------------------------------------------------------------------------------------
 225,000                               23,738           31,650            39,563            47,475           55,388
-------------------------------------------------------------------------------------------------------------------
 250,000                               23,738           31,650            39,563            47,475           55,388

(A)      Compensation covered by the plan

         Annual compensation used in the determination of the benefits in the above Pension Plan Table is limited to $150,000. This is the amount approved by the Secretary of the Treasury for 1995.

(B)      Credited for years of service:    Howard O. Woltz, Jr.        35 years
                                           H. O. Woltz III             16 years
                                           Gary D. Kniskern            15 years

(C) Benefits are computed as a straight-life annuity. Benefits are equal to 0.6% of compensation for each year of creditable service, plus 0.55% of compensation in excess of the current year's covered compensation for each year of creditable service not to exceed 35 years. The current year's covered compensation amount is derived from the Covered Compensation Table and is updated each year for increases in the Social Security taxable wage base. The amount used in calculating the benefits in the Pension Plan Table above is $25,908. This assumes a participant born in 1930 who is retiring at age 65 in 1995.


SUPPLEMENTAL RETIREMENT PLAN

         In December of 1984, the Company established a supplemental retirement plan for key employees selected by the Board of Directors, including the executive officers identified in the summary compensation table above that were employed at that time. Under the plan, participants (or, in the event of death, their designated beneficiaries) are entitled to cash benefits upon retirement at age 65, payable annually for 15 years. The benefits were fixed at adoption of the plan based on the value of life insurance policies purchased and calculated as of each participant's 65th birthday. Benefits are payable only if the participant is still an employee of the Company at age 65 or upon his death. Benefit payments will be reimbursed to the Company out of proceeds of the policy at the participant's death. Assuming retirement at age 65, the persons named in the table above would receive the following annual retirement benefits under the plan for 15 years: Howard O. Woltz, Jr. ($8,802), H. O. Woltz III ($221,523) and Gary D. Kniskern ($42,455).


BONUS PLAN

         Under the bonus plan in effect for fiscal 1995, 10% of each subsidiary company's net profit before taxes was set aside for bonus plan payments.
Within each subsidiary, the bonus pool was divided proportionally, based on base compensation, between manufacturing and sales/administrative personnel. The sales/administrative pool was distributed to each participant based on compensation. The manufacturing pool is further subdivided to each plant location based on contribution to gross profit and distributed to participants in each plant pool based on compensation.

         Company staff employees participate in the bonus plan receiving a percentage of their compensation as determined by a portion of each subsidiary company's overall profit-sharing percentage.

         Corporate officers do not participate in the bonus plan until return on equity reaches a minimum of 10%. At 10% return on equity, corporate officers each receive an amount equal to 12% of their respective annual compensation. This increases on a graduated basis to a maximum of 50% of annual compensation when return on equity reaches 25%. No amounts were distributed under the plan for fiscal 1995 to executive officers of the Company as reflected in the Summary Compensation Table above.

         Distributions are made in December of each year. In order to participate, employees must be employed continuously from the first day of the plan year through the distribution date. Continuing internal changes in the Company's organization have made changes in the bonus plan necessary.


EMPLOYEE STOCK OPTION PLANS

         On January 22, 1985, the Board of Directors and shareholders of the Company approved and adopted the 1985 Insteel Industries, Inc. Employee Incentive Stock Option Plan for the benefit of key employees of the Company. The plan was amended in 1990 to increase the total number of shares covered by the plan to 684,905, after making adjustments incident to the 10% stock dividend paid during 1993.

         No options of Common Stock were granted under this plan during fiscal 1995. As of December 18, 1995, there are options outstanding covering 240,500 shares of Common Stock at an average exercise price of $9.3993 per share. By action taken by the Board of Directors on September 23, 1994, no further options may be granted under the plan, but options previously granted will remain until they are exercised or expire. The stock option plan has been registered with the Securities and Exchange Commission.

         On February 7, 1995, shareholders approved and adopted the 1994 Employee Stock Option Plan of Insteel Industries, Inc. for the benefit of key management employees of the Company. Under the plan, 750,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the plan. Options to purchase 51,236 shares of Common Stock were granted during fiscal 1995. As of December 18, 1995, there are options to purchase 81,236 shares outstanding at an average exercise price of $7.8781 per share. Benefits that may be granted under the plan to persons who are executive officers or directors of the Company cannot be ascertained in advance. The plan has been registered with the Securities and Exchange Commission.


DIRECTOR STOCK OPTION PLANS

         On August 21, 1990, the Board of Directors of the Company, subject to shareholder approval, approved and adopted the 1990 Director Stock Option Plan of Insteel Industries, Inc. for the benefit of non-employee directors of the Company. Shareholders approved the plan at the Annual Meeting of Shareholders held on February 5, 1991. The total number of shares covered by the plan increased to 133,100 after making adjustments incident to the 10% stock dividend paid during 1993.

         As of December 18, 1995, there are options outstanding covering 53,300 shares of Common Stock at an average exercise price of $9.9722 per share. The options are exercisable over five years in increments of 20% per year, beginning with the date of grant. Optionees, are John E. Woltz, Thomas J. Cumby, Frances H. Johnson, Charles B. Newsome, W. Allen Rogers (each with
6,665 shares exercisable at an exercise price of $10.4375 per share) and C. Richard Vaughn (19,975 shares exercisable at an average exercise price of $9.3159 per share). During fiscal 1995, John E. Woltz, Frances H. Johnson, Charles B. Newsome and W. Allen Rogers each surrendered options to purchase 13,310 shares of Common Stock at an exercise price of $6.0105 and received 3,151 shares of Common Stock and cash as payment of an amount equal to the difference between the option price and the fair market value of the shares subject to the option on the date of surrender. By action taken by the Board of Directors on September 23, 1994, no further options may be granted under the plan, but options previously granted will remain until they are exercised or expire. The stock option plan has been registered with the Securities and Exchange Commission.

         On February 7, 1995, shareholders approved and adopted the 1994 Director Stock Option Plan of Insteel Industries, Inc. for the benefit of nonemployee directors of the Company. Under the plan, 200,000 shares of Common Stock have been reserved for issuance upon the exercise of options granted under the plan. The plan provides that, following the close of business of the Company on the date of each annual meeting of shareholders, beginning in 1995, each nonemployee director will receive an option to purchase 2,000 shares of the Company's Common Stock exercisable at the fair market value of the Common Stock on the date of grant. During fiscal 1995, options to purchase 2,000 shares at an exercise price of $7.875 were granted to each outside director of the Company. Under the plan, each nonemployee director, will receive options to purchase 2,000 shares of the Company's Common Stock at the close of business on February 13, 1996. The options will be exercisable at the per share fair market value of the Common Stock on that date. The plan has been registered with the Securities and Exchange Commission. The nonemployee directors anticipated to be eligible under the plan and the benefits to be received are as follows:

                                                                             Dollar Value       Number of
 Name                                                                          ($) (1)           Shares
------------------------------------------------------------------------     ------------      -----------
 Thomas J. Cumby                                                               $13,250           2,000
 Louis E. Hannen                                                                13,250           2,000
 Frances H. Johnson                                                             13,250           2,000
 Charles B. Newsome                                                             13,250           2,000
 W. Allen Rogers, II                                                            13,250           2,000
 C. Richard Vaughn                                                              13,250           2,000
 John E. Woltz                                                                  13,250           2,000
                                                                               -------          ------
                                                                               $92,750          14,000

(1) Based on the closing price of the Company's Common Stock on December 8, 1995.

         On February 7, 1995, the Board of Directors of the Company adopted a non-qualified stock option plan for the benefit of Louis E. Hannen, a newly elected director. Under the plan, Mr. Hannen was granted an option to purchase 19,965 shares of the Company's Common Stock at the exercise price of $7.875. The options vest 20% per year beginning February 7, 1995, and the options expire February 7, 2005. The plan is not registered with the Securities and Exchange Commission.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Board of Directors adopted, effective October 1, 1988, the Employee Stock Ownership Plan of Insteel Industries, Inc. The plan is a stock bonus plan, intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code.

         The primary purpose of the plan is to enable participating employees of the Company and its subsidiaries to acquire a stock ownership interest in the Company, thereby permitting such employees to share in the growth and prosperity of the Company and providing such employees with an opportunity to accumulate capital for their future economic security. All full-time employees of the Company are eligible to participate, and participation for employees hired after October 1, 1987, commences automatically on the second October 1 following the date of hire.

         Contributions to the plan are made only by the Company, as determined by the Board of Directors. Employees may not make contributions. During fiscal 1995, the Company made contributions totaling $85,010. In August 1990, the Board of Directors authorized the Company to lend the plan $500,000 to purchase Company stock which, according to the plan, is held in a suspense account and allocated to the participants as the loan is repaid.

         The assets of the plan are held in a trust created under the plan.
The trustees, who make decisions regarding the trust assets and who have authority to borrow for the trust, include H. O. Woltz III, Gary D. Kniskern and Michael C. Gazmarian. The trustees will invest contributions primarily in Company stock, but they may select other investments as well. Purchases of Company stock can be made from the Company, in the open market or in private transactions, but the price paid cannot exceed the fair market value thereof on the purchase date.

         As of September 30 of each year, the assets of the trust are valued, and the portion thereof released from suspense is allocated to the accounts of plan participants employed at that date. Such allocation is made on the percentage basis that a participant's benefit compensation bears to the benefit compensation of all participants for the year. Allocations thus made, both shares of Company stock and other investments, become immediately vested in participants' accounts for payment upon retirement or death or, in some cases, upon disability.

         Benefits are paid in a lump sum cash payment, unless a participant or his or her beneficiary elects a delayed payment permitted in certain instances or unless a participant elects in writing to receive the entire benefit in Company stock. The benefit amount is determined by the value of trust assets on September 30 next following retirement, death or disability.

         Unallocated shares of Company stock and allocated shares not voted by the participants are voted by the Trustees. The Trustees may buy or sell shares owned by the trust, and the additional shares acquired as well as the proceeds of shares sold are allocated to participants' accounts as of each September 30. As of September 30, 1995, the trust owned 121,977 shares of the Company's stock. The beneficial ownership of Company stock shown elsewhere in this proxy statement does not include shares allocated to the following accounts: Howard O. Woltz, Jr. (508 shares), H. O. Woltz III (312 shares), Gary D. Kniskern (229 shares).

         The Board of Directors may amend or terminate the plan at any time, but accounts of participants would remain fully vested if the plan should be terminated. Day-to-day administration of the plan is the responsibility of the Company's Benefits Committee, comprised of the same persons who serve as trustees under the plan trust.


REMUNERATION OF DIRECTORS

         Each of the Company's outside directors receives an annual director's fee of $4,800 plus reimbursement of expenses incurred as a director. Directors who are also employees receive no such fees. Members of the Audit and Executive Compensation Committees receive a fee of $300 for each meeting of the Committee. Non-employee directors are eligible to receive stock options under the Director Stock Option Plan.


                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

         C. Richard Vaughn, a director, is Chairman of the Board of John S. Clark Company, Inc. ("Clark"), a general building contractor located in Mount Airy, North Carolina, and doing business throughout the southeastern United States. During fiscal 1995, Clark commenced construction of a new manufacturing facility for the Company in Andrews, South Carolina for production of collated nails. Payments made to Clark during fiscal 1995 amounted to $485,000. In the past Clark has built manufacturing facilities and offices for the Company as well as several additions and renovations.

         W. Allen Rogers, II, a director, is Managing Director of KPMG BayMark Capital LLC ("BayMark"). BayMark served as an agent for the Company in discussions with a possible acquisition candidate. Mr. Rogers previously was Senior Vice President of Interstate/Johnson Lane Corporation, a stock brokerage and investment banking company that served as one of two standby purchasers in connection with the redemption of the Company's debentures in December, 1992.

         Management believes that amounts paid by the Company in connection with the transactions described above are reasonable and no less favorable to the Company than would have been paid pursuant to arms' length transactions with unaffiliated parties. Transactions in the future between the Company and its officers, directors, principal shareholders, or affiliates of any of them, will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Index and the Standard & Poor's Manufacturing (Diversified Industrial) Index. The indices are included for comparison purposes only and do not necessarily reflect management's opinion that these indices are appropriate measures of the relative performance of the Company's Common Stock. The graph is not intended to forecast or be indicative of the future performance of the Company's Common Stock.

         The performance graph shall not be deemed incorporated by reference in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                  AMONG INSTEEL INDUSTRIES., THE S&P 500 INDEX
             AND THE S&P MANUFACTURING (DIVERSIFIED INDUSTRY) INDEX


                               9/90    9/91    9/92    9/93    9/94    9/95
INSTEEL INDUSTRIES, INC.       100     118     178     190     176     155
S&P 500                        100     131     146     165     171     221
S&P MANUFACTURING (DIV IND)    100     131     138     163     181     242


* $100 invested on 09/30/90 in stock or index, including reinvestment of dividends. Fiscal year ended September 30.

                              CORPORATE GOVERNANCE

         The Company's Board of Directors held four meetings during fiscal 1995. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they serve.

         The Company's Board of Directors does not have a nominating committee. The full Board of Directors performs the functions that a nominating committee might provide.

         There is an Executive Committee comprised of Howard O. Woltz, Jr. (Chairman), H.O. Woltz III and Joseph D. Noell, III. The Executive Committee, which did not meet during fiscal 1995, may exercise generally the power and authority of the Board of Directors during intervals between meetings of the Board of Directors.

         There is an Audit Committee, comprised of Louis E. Hannen (Chairman) and Charles B. Newsome. The Audit Committee, which met three times during fiscal 1995, recommends to the Board of Directors the selection of independent auditors and approves the nature and scope of services performed by such auditors and reviews the range of fees for such services. This Committee confers with the independent auditors to review the results of the audit and to review the adequacy of the Company's internal auditing, accounting and financial controls. The Committee also assists the Board of Directors with respect to the corporate reporting practices of the Company.

         There is an Executive Compensation Committee comprised of C. Richard Vaughn (Chairman) and John E. Woltz. See "Executive Compensation - Executive Compensation Committee Report," above. The Executive Compensation Committee met once during fiscal 1995.


                              INDEPENDENT AUDITORS

         During fiscal 1995, the Board of Directors appointed KPMG Peat Marwick LLP, Charlotte, North Carolina to replace Deloitte & Touche LLP as the Company's independent auditors. The appointment followed a search and proposal procedure resulting in a recommendation by the Audit Committee to appoint KPMG Peat Marwick LLP to the position. Management is aware of no direct financial interest or any material indirect financial interest existing between the Company and its auditors.

         The Company's independent auditors are selected annually by the Board of Directors upon recommendation of the Audit Committee. It is anticipated that KPMG Peat Marwick LLP will be selected by the Board of Directors as independent auditors to audit the Company's books for fiscal year 1996. A representative from KPMG Peat Marwick LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and to answer any questions that concern the firm's work for the Company.

                                    GENERAL

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

         The Board of Directors has fixed December 18, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On December 18, 1995, there were 8,393,270 outstanding shares of Common Stock of the Company, each entitled to one vote. According to the laws of North Carolina, under which the Company is incorporated, shareholders do not have cumulative voting rights in connection with the election of directors as long as the Company has securities registered under the Securities Exchange Act of 1934 at the record date for determining shareholders eligible to vote at the meeting. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

         Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such proxies, whether submitted by shareholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

         Any shareholder submitting the accompanying Proxy has the right to revoke it by submitting a later dated proxy or by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

         Management is not aware that any matters, other than the matters specified above, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote upon such matters in accordance with their best judgment.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

         Any shareholder desiring to present a proposal for action at the Company's 1997 Annual Meeting must deliver the proposal to the Company at its principal executive offices no later than September 30, 1996.

                                        By Order of the Board of Directors




                                        Gary D. Kniskern
                                        Secretary
Mount Airy, North Carolina
January 2, 1996

                                                                      APPENDIX A

                                     PROXY

                            INSTEEL INDUSTRIES, INC.

              1373 Boggs Drive - Mount Airy, North Carolina 27030

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                               February 13, 1996

Howard O. Woltz, Jr., H. O. Woltz III and Joseph D. Noell, III, and each of them, are appointed as agents of the undersigned to vote as proxies for the undersigned at the Annual Meeting of Shareholders to be held on Tuesday, February 13, 1996, and at any adjournment thereof, as follows:

(1)      ELECTION OF THREE DIRECTORS

         [ ] VOTE FOR all nominees listed below               [ ] WITHHOLD AUTHORITY to vote for all

             (except as marked to the contrary)                   nominees listed below

                          Nominees: John E. Woltz, W. Allen Rogers II, Joseph D. Noell III

         INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S
         NAME

(2)      To vote, in the discretion of said agents, upon such other business as may properly come before the meeting.


                      PLEASE SIGN AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  SEE OTHER SIDE.
                                       (continued and to be signed on reverse side)



-------------------------------------------------------------------------------------------------------------------------

                                               (continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS
MADE.  IF NO CHOICE IS INDICATED ABOVE WITH RESPECT TO ANY MATTER WHERE A BALLOT IS PROVIDED, THE PROXY WILL BE VOTED
FOR SUCH MATTER.


Dated
     -----------------------------------              -------------------------------------------------------


                                                      -------------------------------------------------------


                                                      -------------------------------------------------------
                                                                           SIGNATURES
                                                      NOTE:  Please date and sign exactly as the name appears
                                                      hereon.  If stock is registered in more than one name,
                                                      each holder should sign.

                                    IMPORTANT!  PLEASE SIGN, DATE AND RETURN PROMPTLY.
